Exhibit 10.22.7

[CITIGROUP LETTERHEAD]

December 19, 2005

Robert E. Rubin
399 Park Avenue
New York, NY 10022

Dear Bob:

        I am writing on behalf of Citigroup Inc. to confirm certain changes to your employment agreement dated October 26, 1999, as amended on February 6, 2002, February 10, 2003, March 10, 2004, January 18, 2005 and March 14, 2005 (collectively, the "Agreement").

        Capital Accumulation Program ("CAP").    Pursuant to the Agreement, with respect to the incentive compensation to be awarded to you in January 2006, and January 2007, 25% will be delivered in the form of a Core CAP award and 15% will be delivered in the form of a Supplemental CAP award under the Citigroup Capital Accumulation Program, consistent with the program guidelines applicable to other members of senior management.

        Deferral of Cash Incentives.    The Agreement provides that the cash portion of the incentive award to be paid to you in January 2006 for the 2005 compensation year will be deferred until the date that is six (6) months following the date of your separation from service with Citigroup as defined in Section 409A of the Internal Revenue Code.

        In addition, this letter confirms that payment of the cash portion of the incentive award to be paid to you in January 2007 for the 2006 compensation year will also be deferred until the date that is six (6) months following the date of your separation from service with Citigroup as defined in Section 409A of the Internal Revenue Code.

        Section 409A Compliance.    The Agreement shall be administered in accordance with Section 409A of the Internal Revenue Code. The parties agree to further amend the agreement as necessary to fully comply with Section 409A. Any payments of deferred compensation payable to you upon separation from service, as defined in Section 409A, may be required to be deferred until the date that is six (6) months following your separation from service.

Robert E. Rubin
December 19, 2005

        Any payments of deferred compensation payable to you upon disability shall be paid on the originally scheduled payment dates, unless otherwise permitted under Section 409A.

        Please acknowledge your receipt of this letter and confirm your agreement to the terms described above by signing and returning one copy of this letter to me at your earliest convenience.

Very truly yours,
Citigroup Inc.

By:	/s/ MICHAEL E. SCHLEIN Michael E. Schlein, Senior Vice President, Global Corporate Affairs, Human Resources and Business Practices
Accepted and agreed:
/s/ ROBERT E. RUBIN Robert E. Rubin	12/29/05 Date: